Exhibit 10.16(a)

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

BETWEEN

UNIVISION COMMUNICATIONS INC. (“Company”)

AND

RANDEL A. FALCO (“Executive”)

(“Employment Agreement”)

Company, Executive, and Broadcasting Media Partners, Inc., a Delaware corporation (“Parent”) hereby agree as follows:

1. Parties. Parent is hereby made a party to the Employment Agreement.

2. Duties. Section 2 of the Employment Agreement is deleted in its entirety and the following inserted in its stead:

2. Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for Parent, Company and any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Company (“Affiliate”) Executive shall have the title of President and Chief Executive Officer of Parent and Company and shall serve in positions of similar seniority with Parent, Company and its Affiliates, as Parent’s Board of Directors (“Parent Board”) may determine Executive will be elected as a corporate officer of Company and Parent with the same title. Executive shall have the duties and responsibilities consistent with his position as President and Chief Executive Officer, including serving as a member of the Parent Board and the Executive Committee of the Parent Board, and a member of Company’s Board of Directors (“Company Board”) and the Executive Committee of the Company Board, and such other duties, authorities and responsibilities that are not inconsistent with Executive’s position as the Parent Board may designate from time to time. Executive will report directly to the Parent Board. Executive shall devote Executive’s entire business time and attention and Executive’s good faith efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive’s employment and service with Parent. Company and its Affiliates; provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from managing Executive’s personal investments (so long as such investment activities are of a passive nature) or engaging in charitable or civic activities, so long as such activities in the aggregate do not (i) materially interfere with the performance of Executive’s duties and responsibilities hereunder or (ii) create a fiduciary conflict.

3. Base Salary. Section 4.1(a) of the Employment Agreement is deleted in its entirety and the following inserted in its stead:

(a) In consideration of all services rendered by Executive under this Agreement, Company shall pay Executive a base salary (“Base Salary”) at an annual rate of $1,300,000 during the Employment Period Executive’s Base Salary will be reviewed annually (but will not decrease, except in the event of an across the board reduction applicable to substantially all senior executives of Company except the CFO, in which case the Base Salary may be reduced by the same percentage).

4. Annual Bonus. Section 4.2 of the Employment Agreement is deleted in its entirety and the following inserted in its stead;

4.2 Annual Bonus. Executive shall be eligible for an annual target bonus of 125% of Base Salary for each fiscal year during the Employment Period, subject to the satisfaction of performance and other criteria (including discretionary components in accordance with Company practices) established by the compensation committee of the Company Board or the compensation committee of the Parent Board, as applicable (the compensation committee of the Company Board or the Parent Board, as applicable, referred to herein as the “Compensation Committee”), and approved by the Compensation Committee to the extent required by Company’s or Parent’s governance practices following the end of the applicable fiscal year. Annual bonuses, if any, shall be paid in the calendar year next following the year in which it is earned when bonuses are paid to other executives.

5. Equity Grants. Executive shall receive a new grant of nonqualified stock options in the form of the Stock Option Award Agreement attached as Exhibit A to this Amendment.

6. Car Service. Section 4 of the Employment Agreement is amended by inserting the following new subsection 4.6:

4.6 Car Service. Executive shall be provided with car service to and from his home and office and as otherwise needed for business purposes. To the extent any car service payments or reimbursements by Company are taxable income to Executive, Company will gross up the amounts to cover the taxes.

7. Cause Defined. Section 6.4(a) of the Employment Agreement is deleted in its entirety and the following inserted in its stead:

(a) Executive’s willful failure to perform the services hereunder or to follow the lawful direction of the Parent Board after written notice and an opportunity to cure;

8. Good Reason Defined. Section 6.5(a) of the Employment Agreement is deleted in its entirety and the following inserted in its stead:

(a) any material diminution in Executive’s responsibilities, authorities or duties, including removal from either the Parent Board or the Company Board or the Executive Committee of the Boards of Parent or Company (except in the event that either Parent or Company ceases to exist as a result of a merger or consolidation of the two that leaves only one of the two entities remaining with Executive continuing on the Board and Executive Committee of the Board of the surviving entity);

9. Notices. Section 11 of the Employment Agreement (notice to Company), Section 7 of Exhibit A (Consideration Period), and the return address at the end of Exhibit A are amended by deleting “Attn: Chief Executive Officer” and inserting “Attn: Chief Human Resources Officer. ”

10. Other. Except as provided in this Amendment, all other terms and conditions in the Employment Agreement will remain in full force and effect, and the Employment Agreement, as amended hereby, is ratified and confirmed.

11. Effective Date. Upon execution by Company, Executive, and Parent, this Amendment to the Employment Agreement will be effective as of June 29, 2011

UNIVISION COMMUNICATIONS INC.

By:	/s/ Roberto Llamas
Name:	Roberto Llamas
Title:	Chief Human Resources Officer

BROADCASTING MEDIA PARTNERS, INC.

By:	/s/ Roberto Llamas
Name:	Roberto Llamas
Title:	Chief Human Resources Officer

/s/ Randel A. Falco
RANDEL A. FALCO

EXHIBIT A

FORM OF STOCK OPTION AWARD AGREEMENT

(See Attached)

BROADCASTING MEDIA PARTNERS, INC.

2010 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Participant:	Randel A. Falco

Number of Shares Subject to Option:

21,192 shares of Common Stock, par value $0.001 per share (“Shares”) of Broadcasting Media Partners, Inc. (the “Company”), which shall be allocated into two tranches: 13,307 Tranche 1 Shares (“Tranche 1”) and 7,885 Tranche 2 Shares (“Tranche 2”).

Type of Option:	Nonqualified Stock Option

Exercise Price Per Share:	Tranche 1: $197.95

Tranche 2: $395.90

Grant Date:	September 9, 2011

Vesting Commencement Date:	January 17, 2011

Date Exercisable:	This Option shall become exercisable for Shares or Restricted Stock as provided in Section 2(a) or Section 2(e) of this Option Award Agreement.

Vesting Schedule:	The Tranche 1 and Tranche 2 Shares subject to this Option shall vest as follows:

One-fifth (20%) of each of the Tranche 1 Shares and Tranche 2 Shares shall vest on each of the first five anniversaries of the Vesting Commencement Date noted above (each such date a “Vesting Date”); provided Participant’s Service has not terminated prior to the applicable Vesting Date and the vesting of any Shares has not been accelerated as provided below. If a fraction of a Share is scheduled to vest on a Vesting Date, then a whole Share shall vest in lieu thereof, and a corresponding adjustment shall be made to the remainder of the Shares scheduled to vest such that no fractional Shares are subject to vesting.

Additional Vesting Terms:	The vesting requirement with respect to the Shares shall be deemed to be satisfied upon the Participant’s termination of Service with Univision Communications Inc. and its subsidiaries and affiliates (“Univision”) without Cause (other than by reason of the Participant’s death or Permanent Disability) or resignation for Good Reason, in each case (i) within the 180 day period immediately preceding a Change of Control and the Participant reasonably demonstrates that such termination is otherwise in connection with or in anticipation of a Change of Control that actually occurs during such 180 day period, or (ii) on or within two (2) years after a Change of Control.

Upon the Participant’s termination of Service with Univision by reason of his death or Permanent Disability, the Participant shall be deemed to have satisfied the vesting requirement as to a pro rata portion (based on the number of calendar days during the year through such date of termination divided by 365) of the Tranche 1 Shares and Tranche 2 Shares subject to this Option that are next eligible to satisfy such vesting requirement.

If the Participant’s employment with Univision is terminated for Cause, the Company shall have the right to purchase any Shares acquired pursuant to the exercise of this Option at the lesser of the Participant’s cost or the Fair Market Value of such Shares; provided, however, that if this Option would be subject to California law (as provided in Section 2(d) of the Agreement), such Company purchase right shall be subject to the additional requirements with respect to Options subject to California law set forth in Section 9(c) of the Agreement; provided, further, that such Company purchase right shall lapse as provided in Section 9(e) of the Agreement. If the Participant resigns after an inquiry by the Company as to the existence of Cause has been initiated and Cause existed as of the date of such resignation, this Option shall not be exercisable and the Company shall have the same right to purchase any Shares acquired pursuant to the exercise of this Option as if the Participant’s employment had been terminated for Cause.

Definitions:	Capitalized terms are defined in the Agreement and in the Plan to the extent not defined in this Notice.

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